Exhibit 99.1

News Release	Contact: Bruce Russell
(310) 559-4955 x101
brussell@cyanotech.com

Cyanotech Receives Temporary Non-Compliance Notice from Nasdaq

Related to Its Number of Independent Directors

KAILUA KONA, Hawaii (March 12, 2010) — Cyanotech Corporation (Nasdaq Capital Market: CYAN) has been notified by the Nasdaq Listing Qualifications Panel that it is not in compliance with its continued listing requirements under Nasdaq Listing Rules 5605(b)(1) and 5605(c)(2)(A) due to having only three independent directors of six total directors on its Board and fewer than three independent directors on its audit committee, while David I. Rosenthal serves as Interim President and CEO, as announced on March 1, 2010.  Mr. Rosenthal has resigned from the audit committee in order to accept his interim appointment as an executive officer.  Nasdaq rules require that the Board be comprised of a majority of independent directors and that the audit committee be comprised of only independent directors of which there must be at least three. The notification indicated that so long as Cyanotech provides an acceptable plan within 45 days to regain a majority of independent directors to the Board and to add a third independent member to the audit committee, NASDAQ will consider granting Cyanotech an exception for up to 180 days from March 8, 2010.  Cyanotech intends to provide a plan acceptable to Nasdaq within the required time period.

About Cyanotech — Cyanotech Corporation, a world leader in microalgae technology, produces BioAstin® Natural Astaxanthin and Hawaiian Spirulina Pacifica®—all natural, functional nutrients that leverage our experience and reputation for quality, building nutritional brands which promote health and well-being. Cyanotech’s Spirulina products offer complete nutrition, and augment energy and immune response. They are FDA reviewed and accepted as Generally Recognized as Safe (GRAS) for use in food products. BioAstin’s superior antioxidant activity and ability to support and maintain a natural anti-inflammatory response enhance skin, muscle and joint health. All Cyanotech products are produced from microalgae grown at its 90-acre facility in Kona, Hawaii using patented and proprietary technology. Cyanotech distributes to nutritional supplement, nutraceutical and cosmeceutical manufacturers and marketers in more than 40 countries worldwide. Cyanotech was the first microalgae company in the world to obtain quality management standards ISO 9001:2000 certification and is GMP-certified by the Natural Products AssociationTM.  Visit www.cyanotech.com for more information.

“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995 Besides statements of present fact and historical fact, this press release may contain forward-looking statements.  Forward-looking statements relate to the future and are subject to inherent uncertainties, risks and changes in circumstances which are difficult to predict. Our actual results may differ materially from those contemplated by forward-looking statements.  We caution against relying on forward-looking statements.  Important factors that could change actual, future results include:  changes in sales levels to our largest customers, weather patterns in Hawaii, production problems, risks associated with new products, foreign exchange fluctuations, and availability of financing, as well as national and global political, economic, business, competitive, market and regulatory conditions.  Other factors are more fully detailed in the Company’s recent Form 10-Q and annual Form 10-K filings with the Securities and Exchange Commission.

73-4460 Queen Kaahumanu Highway, #102  ~  Kailua-Kona, Hawaii 96740

(808) 326-1353  fax (808) 329-3597  ~ www.cyanotech.com